Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Twelve Months Ended June 30, 2009

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$231,904
Less: equity income from investees	811
Plus: distributed income of equity investees	1,739
Income taxes	146,542
Fixed charges (including securitization certificates)	89,682
Total	$469,056

Interest expense	$82,027
Interest component of rentals (estimated as one-third of rental expense)	7,655
Total	$89,682

Ratio of earnings to fixed charges	5.23

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Twelve Months Ended June 30, 2009

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$231,904
Less: equity income from investees	811
Plus: distributed income of equity investees	1,739
Income taxes	146,542
Fixed charges (including securitization certificates)	89,682
Total	$469,056

Interest expense	$82,027
Interest component of rentals (estimated as one-third of rental expense)	7,655
Subtotal	89,682
Preferred stock dividend requirements	3,199
Total	$92,881

Ratio of earnings to fixed charges and preferred stock dividend requirements	5.05